MORGAN STANLEY
                                                 SPECTRUM SERIES

        March 2008
        Monthly Report






This Monthly Report supplements the Spectrum Funds' Prospectus dated November 9, 2007.







                                                          Issued: April 30, 2008


MORGAN STANLEY

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

           1991    1992    1993   1994    1995   1996   1997    1998   1999    2000   2001    2002   2003    2004   2005    2006
FUND         %       %       %      %       %      %      %       %      %       %      %       %      %       %      %       %
=================================================================================================================================
Spectrum
Currency    --      --      --      --      --     --     --      --     --     11.7   11.1    12.2  12.4   (8.0)  (18.3)  (3.4)
                                                                             (6 mos.)
=================================================================================================================================
Spectrum
Global
Balanced    --      --      --   (1.7)    22.8   (3.6)  18.2    16.4    0.8      0.9   (0.3)  (10.1)  6.2    (5.6)   4.2     2.4
                                (2 mos.)
=================================================================================================================================
Spectrum
Select     31.2   (14.4)   41.6   (5.1)   23.6    5.3    6.2    14.2   (7.6)    7.1    1.7    15.4    9.6    (4.7)  (5.0)    5.9
         (5 mos.)
=================================================================================================================================
Spectrum
Strategic   --      --      --     0.1    10.5   (3.5)   0.4     7.8   37.2   (33.1)  (0.6)    9.4   24.0     1.7   (2.6)   20.9
                                (2 mos.)
=================================================================================================================================
Spectrum
Technical   --      --      --    (2.2)   17.6   18.3    7.5    10.2   (7.5)    7.8   (7.2)   23.3   23.0     4.4   (5.4)    5.4
                                (2 mos.)
=================================================================================================================================
                           INCEPTION-  COMPOUND
                            TO-DATE   ANNUALIZED
            2007      2008  RETURN      RETURN
FUND          %         %        %         %
================================================
Spectrum
Currency    (13.5)     7.4      5.7       0.7
                    (3 mos.)
=============================================
Spectrum
Global
Balanced      0.2     (0.9)    54.9       3.3
                    (3 mos.)
=============================================
Spectrum
Select       7.5      13.1    253.2      7.9
                    (3 mos.)
=============================================
Spectrum
Strategic    5.0       3.4     86.3       4.7
                    (3 mos.)
=============================================
Spectrum
Technical   (14.2)     8.8    119.9       6.1
                     (3 mos.)
=============================================

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

522 Fifth Avenue, 13th Floor
New York, NY 10036
Telephone (212) 296-1999

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
MARCH 2008

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of March 31, 2008 was as follows:

FUND                         N.A.V.       % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $10.57                 4.62%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.49                -3.71%
--------------------------------------------------------------------------------
Spectrum Select             $35.32                -1.60%
--------------------------------------------------------------------------------
Spectrum Strategic          $18.63                -3.96%
--------------------------------------------------------------------------------
Spectrum Technical          $21.99                -2.72%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   EFFECTIVE SEPTEMBER 1, 2007, CHESAPEAKE CAPITAL CORPORATION ("CHESAPEAKE") AGREED TEMPORARILY TO WAIVE THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE WAIVER OF THE MANAGEMENT FEE REMAINED IN EFFECT THROUGH DECEMBER 31, 2007. EFFECTIVE JANUARY 1, 2008, CHESAPEAKE, IN CONSULTATION WITH THE GENERAL PARTNER, HAS AGREED TO A FURTHER TEMPORARY PARTIAL WAIVER OF THE MANAGEMENT FEE IT RECEIVES FROM SPECTRUM TECHNICAL. THE GENERAL PARTNER WILL NOTIFY YOU PRIOR TO THE END OF THIS MANAGEMENT FEE WAIVER. DUE TO CHESAPEAKE'S PARTIAL WAIVER OF THE MANAGEMENT FEE, EFFECTIVE JANUARY 1, 2008, SPECTRUM
TECHNICAL PAYS CHESAPEAKE A MONTHLY MANAGEMENT FEE EQUAL TO 1/6 OF 1% OF SPECTRUM TECHNICAL'S NET ASSETS ALLOCATED TO CHESAPEAKE AS OF THE BEGINNING OF EACH MONTH (A 2% ANNUAL RATE). PRIOR TO THE MANAGEMENT FEE WAIVER, SPECTRUM TECHNICAL PAID CHESAPEAKE A MONTHLY MANAGEMENT FEE EQUAL TO 1/4 OF 1% OF SPECTRUM TECHNICAL'S NET ASSETS ALLOCATED TO CHESAPEAKE AS OF THE BEGINNING OF EACH MONTH (A 3% ANNUAL RATE).

   EFFECTIVE FEBRUARY 29, 2008, DEMETER TERMINATED THE MANAGEMENT AGREEMENT BY AND AMONG DEMETER, SPECTRUM GLOBAL BALANCED, AND CORNERSTONE QUANTITATIVE INVESTMENT GROUP, INC. ("CORNERSTONE"). CONSEQUENTLY, CORNERSTONE CEASED ALL FUTURES INTERESTS TRADING ON BEHALF OF SPECTRUM GLOBAL BALANCED AS OF FEBRUARY 29, 2008. EFFECTIVE MARCH 1, 2008, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM GLOBAL BALANCED WAS AS FOLLOWS:
SSARIS ADVISORS, LLC (33.34%); ALTIS PARTNERS (JERSEY) LIMITED (33.33%); AND C-VIEW INTERNATIONAL LIMITED (33.33%).

   EFFECTIVE FEBRUARY 29, 2008, DEMETER TERMINATED THE MANAGEMENT AGREEMENT BY AND AMONG DEMETER, SPECTRUM STRATEGIC, AND CORNERSTONE. CONSEQUENTLY, CORNERSTONE CEASED ALL FUTURES INTERESTS TRADING ON BEHALF OF SPECTRUM STRATEGIC AS OF FEBRUARY 29, 2008. EFFECTIVE MARCH 1, 2008, THE ESTIMATED PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM STRATEGIC WAS AS
FOLLOWS: BLENHEIM CAPITAL MANAGEMENT, L.L.C. (52.50%); ECLIPSE CAPITAL MANAGEMENT LIMITED (27.50%); AND FX CONCEPTS TRADING ADVISOR, INC. (20%).

   THE PERCENTAGE OF NET ASSETS ALLOCATED TO EACH TRADING ADVISOR OF SPECTRUM GLOBAL BALANCED AND SPECTRUM STRATEGIC AS OF MARCH 1, 2008, AS SET FORTH ABOVE, SUPPLEMENTS THE TABLE UNDER "USE OF PROCEEDS" ON PAGE 30 OF THE SPECTRUM FUNDS' PROSPECTUS DATED NOVEMBER 9, 2007.

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 522 Fifth Avenue, 13th Floor, New York, NY 10036, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,

/s/ Walter J. Davis
-------------------
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

[Data below represents bar chart in the printed piece]

Australian dollar     -0.02     1.02
British pound          0.19     -0.2
Euro                   1.11     3.01
Japanese yen           0.61    -0.33
Swiss franc            1.06     1.77
Minor Currencies       2.03     3.97


Note: Reflects trading results only and does not include fees or interest income.

       Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, Swedish krona, Czech koruna, Chilean peso, Russian ruble, and Taiwan dollar.

During the month, the Fund experienced gains from long positions in the euro, Swiss franc, Japanese yen, and British pound versus the U.S. dollar, as well as short positions in the Korean won, South African rand, and Canadian dollar versus the U.S. dollar. These gains were partially offset by losses from long positions in the Brazilian real and New Zealand dollar versus the U.S. dollar.

Gains were experienced from long positions in the euro, Swiss franc, Japanese yen, and British pound versus the U.S. dollar as the value of the U.S. dollar declined against its major rivals following news of an unexpected rise in unemployment in February, weaker-than-expected U.S. retail sales, and U.S. consumer confidence at a 16-year low. In addition, the value of the British pound climbed higher during the beginning of the month after the Bank of England held interest rates steady at its policy meeting amid concerns of rising inflation in the United Kingdom. Meanwhile, short positions in the Korean won and South African rand versus the U.S. dollar resulted in gains as the value of these currencies were pressured lower during the beginning of the month amid news of a widening Current-Account deficit out of Korea and South Africa. Finally, short positions in the Canadian dollar versus the U.S. dollar experienced gains as the value of the Canadian dollar was pressured lower due to a sharp drop in commodity prices.

Losses were incurred from long positions in the Brazilian real versus the U.S. dollar as the value of the Brazilian real reversed lower due to forecasts for weaker economic growth in the near term. Elsewhere, losses were recorded from long positions in the New Zealand dollar versus the U.S. dollar as the value of the New Zealand dollar weakened due to the decline in commodity prices that affected the value of the Canadian dollar.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

[Data below represents bar chart in the printed piece]

Currencies                     1.03     1.45
Global Interest Rates          0.18    -0.76
Global Stock Indices          -0.01    -2.35
Energies                      -0.05    -1.03
Metals                        -1.29      0.5
Agriculturals                 -2.74     3.87

Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the agricultural and metals sectors. These losses were partially offset by gains recorded in the currency and global interest rate sectors. Trading results in the global stock index and energy sectors were essentially flat and had no material effect on overall Fund performance during the month.

Within the agricultural markets, long futures positions in the soybean complex incurred losses as prices reversed sharply lower on concerns that overseas buyers, particularly China, may cancel imports. Meanwhile, long positions in coffee futures resulted in losses as prices fell to the lowest level in almost two months due to forecasts that Brazil's crop may be larger than previously estimated. Further losses were experienced from long positions in cocoa futures as prices moved lower after workers suspended a strike in the Ivory Coast, the world's largest supplier. Lastly, long positions in sugar futures resulted in losses as prices declined amid speculation that falling energy costs may weaken demand for sugar cane-based ethanol.

Additional losses were recorded in the metals markets from long positions in platinum, silver, and gold futures as prices reversed lower during the second half of the month due to speculative selling. Elsewhere in the metals complex, long futures positions in nickel, lead, and copper resulted in losses as prices decreased amid speculation that a slumping U.S. economy may lead to a decline in global demand for base metals.

Within the currency sector, long positions in the euro and Japanese yen versus the U.S. dollar recorded gains as the value of the U.S. dollar weakened against these currencies towards the end of the month following news of an unexpected rise in unemployment in February, weaker-than-expected U.S. retail sales, and U.S. consumer confidence at a 16-year low. Meanwhile, short positions in the Korean won versus the U.S. dollar resulted in gains as the value of the Korean won decreased relative to the U.S. dollar at the beginning of the month amid news of a widening current account deficit out of Korea.

Smaller gains were experienced within the global interest rate sector from long positions in U.S. and Japanese fixed-income futures as prices moved higher at the beginning of the month amid weakness in the global equity markets and news of continued corporate losses, which spurred demand for the relative "safety" of government bonds. Furthermore, prices of Japanese fixed-income futures increased on speculation that the Bank of Japan may cut interest rates this year.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

[Data below represents bar chart in the printed piece]

Currencies                    2.25     3.29
Global Interest Rates        -0.35     2.97
Global Stock Indices          0.57     1.69
Energies                      0.69     0.74
Metals                       -1.36      1.9
Agriculturals                -2.61     5.06

Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the agricultural, metals, and global interest rate sectors. These losses were partially offset by gains recorded in the currency, energy, and global stock index sectors.

Within the agricultural markets, long futures positions in the soybean complex incurred losses as prices reversed sharply lower on concerns that overseas buyers, particularly China, may cancel imports. Meanwhile, long positions in coffee futures resulted in losses as prices fell to the lowest level in almost two months due to forecasts that Brazil's crop may be larger than previously estimated. Further losses were experienced from long positions in cocoa futures as prices moved lower after workers suspended a strike in the Ivory Coast, the world's largest supplier. Lastly, long positions in sugar futures resulted in losses as prices declined amid speculation that falling energy costs may weaken demand for sugar cane-based ethanol.

Additional losses were recorded in the metals markets from long positions in gold, silver, and platinum futures as prices reversed lower during the second half of the month due to speculative selling. Elsewhere in the metals complex, long futures positions in copper and aluminum resulted in losses as prices decreased amid speculation that a slumping U.S. economy may lead to a decline in global demand for base metals.

Smaller losses were experienced in the global interest rate sector from long positions in European fixed-income futures as prices reversed lower during the second half of the month after policy makers at the European Central Bank expressed concern that inflation pressures may increase, thereby reducing speculation that they may lower interest rates this year.

Within the currency sector, long positions in the euro, Swiss franc, and Japanese yen versus the U.S. dollar recorded gains as the value of the U.S. dollar weakened against these currencies towards the end of the month following news of an unexpected rise in unemployment in February, weaker-than-expected U.S. retail sales, and U.S. consumer confidence at a 16-year low. Meanwhile, short positions in the Korean won versus the U.S. dollar resulted in gains as the value of the Korean won decreased relative to the U.S. dollar at the beginning of the month amid news of a widening Current-Account deficit out of Korea.

Smaller gains were experienced in the energy markets from long futures positions in crude oil and its related products as prices rose to another record high on the New York Mercantile Exchange due to a decline in the value of the U.S. dollar, constrained supply conditions, and strong demand for physical commodities as an inflation hedge.

Finally, gains were recorded within the global stock index sector from short positions in European and Japanese equity index futures as prices decreased after companies continued to report weaker-than-expected earnings due to a slowing global economy and further losses related to the collapse of the U.S. sub-prime mortgage market.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

[Data below represents bar chart in the printed piece]

Currencies                   -0.48     -0.6
Global Interest Rates        -0.68      1.7
Global Stock Indices          0.15    -2.51
Energies                     -0.03     0.08
Metals                        -1.2     1.86
Agriculturals                 -1.6     5.21

Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the agricultural, metals, global interest rate, and currency sectors. These losses were partially offset by gains recorded in the global stock index sector. Trading results in the energy sector were essentially flat and had no material effect on overall Fund performance during the month.

Within the agricultural sector, long futures positions in the soybean complex incurred losses as prices reversed sharply lower on concerns that overseas buyers, particularly China, may cancel imports. Elsewhere, long positions in cocoa futures resulted in losses as prices moved lower after workers suspended a strike in the Ivory Coast, the world's largest supplier. Further losses were recorded from long positions in sugar futures as prices declined amid speculation that falling energy costs may weaken demand for sugar cane-based ethanol.

Additional losses were experienced in the metals markets from long futures positions in zinc and aluminum as prices decreased amid speculation that a slumping U.S. economy may lead to a decline in global demand for base metals. Elsewhere, long positions in gold and palladium futures resulted in losses as prices reversed lower during the second half of the month due to speculative selling.

Smaller losses were recorded within the global interest rate sector from long positions in European fixed-income futures as prices reversed lower during the second half of the month after policy makers at the European Central Bank expressed concern that inflation pressures may increase, thereby reducing speculation that they may lower interest rates this year.

Lastly, within the currency sector, short positions in the Japanese yen versus the U.S. dollar resulted in losses as the value of the U.S. dollar weakened towards the end of the month following news of an unexpected rise in unemployment in February, weaker-than-expected U.S. retail sales, and U.S. consumer confidence at a 16-year low. Meanwhile, losses were also incurred from long positions in the Canadian dollar and Australian dollar versus the U.S. dollar as the value of these currencies were pressured lower relative to the U.S. dollar due to a sharp decline in commodity prices during the middle of the month.

Within the global stock index sector, gains were experienced from short positions in Japanese, European, and U.S. equity index futures as prices decreased after companies continued to report weaker-than-expected earnings due to a slowing global economy and further losses related to the collapse of the U.S. sub-prime mortgage market.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

[Data below represents bar chart in the printed piece]

Currencies                    1.54     3.21
Global Interest Rates        -0.62     2.31
Global Stock Indices          0.36     1.09
Energies                      0.23     1.53
Metals                       -0.57     1.01
Agriculturals                -3.07     2.52

Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the agricultural, global interest rate, and metals sectors. These losses were partially offset by gains recorded in the currency, global stock index, and energy sectors.

Within the agricultural sector, long futures positions in the soybean complex incurred losses as prices reversed sharply lower on concerns that overseas buyers, particularly China, may cancel imports. Elsewhere, long positions in coffee futures resulted in losses as prices fell to the lowest level in almost two months due to forecasts that Brazil's crop may be larger than previously estimated. Further losses were recorded from long positions in sugar futures as prices declined amid speculation that falling energy costs may weaken demand for sugar cane-based ethanol.

Additional losses were experienced within the global interest rate sector from long positions in European fixed-income futures as prices reversed lower during the second half of the month after policy makers at the European Central Bank expressed concern that inflation pressures may increase, thereby reducing speculation that they may lower interest rates this year. Elsewhere, short positions in Australian interest rates futures resulted in losses as prices reversed higher amid speculation that slowing exports may prompt the Reserve Bank of Australia to stop raising interest rates in the near term.

Smaller losses were recorded in the metals markets from long positions in gold and silver futures as prices reversed lower during the second half of the month due to speculative selling. Elsewhere in the metals complex, long futures positions in aluminum resulted in losses as prices decreased amid speculation that a slumping U.S. economy may lead to a decline in global demand for base metals.

Within the currency sector, long positions in the euro, Swiss franc, and Japanese yen versus the U.S. dollar experienced gains as the value of the U.S. dollar weakened against these currencies towards the end of the month following news of an unexpected rise in unemployment in February, weaker-than-expected U.S. retail sales, and U.S. consumer confidence at a 16-year low.

Smaller gains were recorded within the global stock index sector from short positions in European and Japanese equity index futures as prices decreased after companies continued to report weaker-than-expected earnings due to a slowing global economy and further losses related to the collapse of the U.S. sub-prime mortgage market.

Lastly, within the energy markets, long futures positions in gas oil and heating oil resulted in gains as prices rose to record highs due to a decline in the value of the U.S. dollar, constrained supply conditions, and strong demand for physical commodities as an inflation hedge.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2008 (UNAUDITED)


                                    MORGAN STANLEY                       MORGAN STANLEY
                                   SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                             ------------------------------      ------------------------------
                                            PERCENTAGE OF                        PERCENTAGE OF
                                            MARCH 1, 2008                        MARCH 1, 2008
                                              BEGINNING                             BEGINNING
                                 AMOUNT     NET ASSET VALUE         AMOUNT       NET ASSET VALUE
                              ------------- ---------------      ------------   ----------------
                                    $             %                   $                %

INVESTMENT INCOME
   Interest income (Note 2)        105,804          .10                43,245           .12
                             -------------      -------          ------------        ------

EXPENSES
   Brokerage fees (Note 2)         399,586          .38               133,164           .38
   Management fees (Note 3)        173,733          .17                48,246           .13
   Incentive fees (Note 3)          33,649          .03                13,577           .04
                             -------------      -------          ------------        ------
     Total Expenses                606,968          .58               194,987           .55
                             -------------      -------          ------------        ------
NET INVESTMENT LOSS               (501,164)        (.48)             (151,742)         (.43)
                             -------------      -------          ------------        ------

TRADING RESULTS
Trading profit (loss):
   Realized                      3,182,429         3.05               692,838          1.99
   Net change in unrealized      2,136,686         2.05            (1,831,609)        (5.27)
                             -------------      -------          ------------        ------
     Total Trading Results       5,319,115         5.10            (1,138,771)        (3.28)
                             -------------      -------          ------------        ------
NET INCOME (LOSS)                4,817,951         4.62            (1,290,513)        (3.71)
                             =============      =======          ============        ======


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2008 (UNAUDITED)


                                    MORGAN STANLEY                                 MORGAN STANLEY
                                   SPECTRUM CURRENCY                          SPECTRUM GLOBAL BALANCED
                        --------------------------------------       -----------------------------------------
                                                         PER                                           PER
                            UNITS           AMOUNT       UNIT            UNITS         AMOUNT          UNIT
                           -------          ------      ------          -------        -------         -----
                                               $          $                               $               $
Net Asset Value,
   March 1, 2008        10,314,387.152    104,239,835    10.11       2,159,032.239    34,738,553        16.09
Net Income (Loss)                   --      4,817,951      .46                  --    (1,290,513)        (.60)
Redemptions               (247,212.449     (2,613,036)   10.57         (36,376.759      (563,476)       15.49
Subscriptions               32,715.081        345,798    10.57           9,660.775       149,645        15.49
                        --------------    -----------                -------------    ----------
Net Asset Value,
   March 31, 2008       10,099,889.784    106,790,548    10.57       2,132,316.255    33,034,209        15.49
                        ==============    ===========                =============    ==========


The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2008 (UNAUDITED)


                                     MORGAN STANLEY                       MORGAN STANLEY                   MORGAN STANLEY
                                     SPECTRUM SELECT                    SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                              ------------------------------        -----------------------------  ------------------------------
                                              PERCENTAGE OF                       PERCENTAGE OF                    PERCENTAGE OF
                                              MARCH 1, 2008                       MARCH 1, 2008                    MARCH 1, 2008
                                                BEGINNING                            BEGINNING                       BEGINNING
                                 AMOUNT      NET ASSET VALUE           AMOUNT     NET ASSET VALUE     AMOUNT      NET ASSET VALUE
                              ------------   ---------------        ------------  ---------------  ------------   ---------------
                                      $             %                     $              %              $                 %

INVESTMENT INCOME
   Interest income (Note 2)        590,906          .10                  222,319        .10           637,892           .10
                              ------------        -----            -------------      -----      ------------         -----

EXPENSES
   Brokerage fees (Note 2)       2,936,818           .50               1,147,594         .50        3,133,829           .50
   Management fees (Note 3)      1,171,595           .20                 535,544         .24        1,161,182           .18
   Incentive fees (Note 3)          63,750           .01                      --          --               --            --
                              ------------         -----            ------------       -----      -----------         -----
     Total Expenses              4,172,163           .71               1,683,138         .74        4,295,011           .68
                              ------------         -----            ------------       -----      -----------         -----
NET INVESTMENT LOSS             (3,581,257)         (.61)             (1,460,819)       (.64)      (3,657,119)         (.58)
                              ------------         -----            ------------       -----      -----------         -----

TRADING RESULTS
Trading profit (loss):
   Realized                     49,175,263          8.37               1,808,428         .79       41,341,443          6.60
   Net change in unrealized    (54,997,066)        (9.36)             (9,433,833)      (4.11)     (54,760,705)        (8.74)
                              ------------         -----            ------------       -----      -----------         -----
     Total Trading Results      (5,821,803)         (.99)             (7,625,405)      (3.32)     (13,419,262)        (2.14)
                              ------------         -----            ------------       -----      -----------         -----
NET LOSS                        (9,403,060)        (1.60)             (9,086,224)      (3.96)     (17,076,381)        (2.72)
                              ============         =====            ============       =====      ===========         =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED MARCH 31, 2008 (UNAUDITED)


                               MORGAN STANLEY                        MORGAN STANLEY                      MORGAN STANLEY
                               SPECTRUM SELECT                    SPECTRUM STRATEGIC                   SPECTRUM TECHNICAL
                    ----------------------------------   -----------------------------------    ---------------------------------
                                                 PER                                    PER                                 PER
                         UNITS        AMOUNT     UNIT          UNITS        AMOUNT      UNIT        UNITS         AMOUNT    UNIT
                        -------       ------     ----         -------       ------      ----       -------        ------     ---
                                         $         $                           $          $                          $         $
Net Asset Value,
   March 1, 2008    16,362,796.494  587,363,516  35.90    11,829,086.702  229,518,752   19.40   27,719,654.235  626,765,731  22.61
Net Loss                        --   (9,403,060)  (.58)               --   (9,086,224)   (.77)              --  (17,076,381)  (.62)
Redemptions           (250,806.703   (8,858,493) 35.32      (236,881.377   (4,413,100)  18.63     (379,323.664   (8,341,327) 21.99
Subscriptions           89,570.676    3,163,636  35.32       137,794.007    2,567,102   18.63      134,627.346    2,960,456  21.99
                    --------------  -----------           --------------  -----------           --------------  -----------
Net Asset Value,
   March 31, 2008   16,201,560.467  572,265,599  35.32    11,729,999.332  218,586,530   18.63   27,474,957.917  604,308,479  21.99
                    ==============  ===========           ==============  ===========           ==============  ===========



 The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)
================================================================================
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International plc ("MSIP"). Spectrum Currency's sole commodity broker is MS&Co. MS&Co. acts as the counterparty on all trading of foreign currency forward contracts. Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all trading of options on foreign currency forward contracts. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. pays each Partnership interest income at a rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate during such month on 80% of the funds on deposit with the commodity brokers at each month-end in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, the Partnerships may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period. BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.0% (a 6.0% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses. OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by MS&Co. through the brokerage fees paid by the Partnerships.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. MS&Co. pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter, no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to MS&Co.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their Units among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to MS&Co. as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with MS&Co. and MSIP, and Spectrum Currency's cash is on deposit with MS&Co., in futures interests trading accounts to meet margin requirements as needed. MS&Co. pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
 C-View International Limited
 DKR Fusion Management L.P.
 FX Concepts Trading Advisor, Inc.
 John W. Henry & Company, Inc.
 Sunrise Capital Partners, LLC-

Morgan Stanley Spectrum Global Balanced L.P.
 Altis Partners (Jersey) Limited ("Altis")
 C-View International Limited ("C-View")
 SSARIS Advisors, LLC ("SSARIS")

Morgan Stanley Spectrum Select L.P.
 Altis Partners (Jersey) Limited
 EMC Capital Management, Inc. ("EMC")
 Graham Capital Management, L.P. ("Graham")
 Northfield Trading L.P. ("Northfield")
 Rabar Market Research, Inc. ("Rabar")
 Sunrise Capital Management, Inc. ("Sunrise")

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Morgan Stanley Spectrum Strategic L.P.
 Blenheim Capital Management, L.L.C. ("Blenheim")
 Eclipse Capital Management, Inc. ("Eclipse")
 FX Concepts Trading Advisor, Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
 Aspect Capital Limited ("Aspect")
 Campbell & Company, Inc. ("Campbell")
 Chesapeake Capital Corporation ("Chesapeake")
 John W. Henry & Company, Inc. ("JWH")
 Rotella Capital Management Inc. ("Rotella")
 Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to SSARIS on the first day of each month (a 1.25% annual rate), 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), and 1/6 of 1% per month of Net Assets allocated to C-View on the first day of each month (a 2% annual rate).

    The management fee for Spectrum Select is accrued at a rate of 1/12 of 1.75% per month of Net Assets allocated to Altis on the first day of each month (a 1.75% annual rate), 1/6 of 1% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/6 of 1% per month of Net Assets allocated to Aspect, JWH, Rotella, and Winton on the first day of each month (a 2% annual rate), and 1/4 of 1% per month of Net Assets allocated to Campbell on the first day of each month (a 3% annual rate).

   For the period of September 1, 2007 through December 31, 2007, Chesapeake waived the management fee it receives from Spectrums Technical. Effective January 1, 2008, Spectrum Technical pays Chesapeake a monthly management fee equal to 1/6 of 1% of its Net Assets allocated to Chesapeake on the first day of each month (a 2% annual rate). Prior to September 1, 2007, Spectrum Technical paid Chesapeake a monthly management fee equal to 1/4 of 1% of its Net Assets allocated to Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to SSARIS as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and C-View as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to Altis and Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month, and 20% of the trading profits experienced with respect to the Net Assets allocated to each of Aspect, Campbell, JWH, Rotella, and Winton as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all trading advisors with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONCLUDED)

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

THIS REPORT IS BASED ON INFORMATION FROM MULTIPLE SOURCES AND MORGAN STANLEY MAKES NO REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF INFORMATION FROM SOURCES OUTSIDE OF MORGAN STANLEY.

                         Demeter Management Corporation
                         522 Fifth Avenue, 13th Floor
                         New York, NY 10036




MORGAN STANLEY

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